                                INTERCOMPANY AGREEMENT
          This Intercompany Agreement, dated as of January 1, 1994, is entered into between Telephone and Data Systems, Inc., an Iowa corporation ("herein called TDS"), and American Paging, Inc., a Delaware corporation (herein called "API").

          WHEREAS, TDS owns all of the issued and outstanding shares of the capital stock of API;

          WHEREAS, in connection with the execution and delivery of this Agreement, API is selling in an underwritten public offering (the "Offering") a number of its Common Shares, par value $1.00 per share, as a result of which API will have a class of publicly held securities and API will be subject to the reporting and other requirements of the Securities Exchange Act of 1934 (the "Exchange Act"); and

          WHEREAS, the parties desire to provide for certain transactions and relationships between the parties hereto after the date hereof;

          NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                                      ARTICLE I
                                     DEFINITIONS

          As used in this Agreement, the terms set out below shall have the indicated meanings (such meanings applying equally to the singular and plural forms thereof):

          "AFFILIATE" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on January 1, 1994.

          "API GROUP" shall mean API and all Subsidiaries of API.

          "GROUP" shall mean the API Group or the TDS Group.

          A "PERSON" shall mean an individual, a corporation, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or similar organization, a governmental or any political subdivision thereof, or any other legal entity.

          "SUBSIDIARY", with respect to a specified person, shall mean any person whose accounts are included in the consolidated financial statements of the specified person and its Subsidiaries prepared in accordance with generally accepted accounting principles in effect at the time.

          "TDS GROUP" shall mean TDS and all Subsidiaries of TDS except the members of the API Group.

                                      ARTICLE II
                              SERVICES AND OTHER MATTERS

          Section 2.01. SERVICES TO BE MADE AVAILABLE. Subject to the other provisions of this Article II, TDS, either directly or through other members of the TDS Group, shall make available to members of the API Group, and API, either directly or through other members of the API Group, shall make available to members of the TDS Group, from time to time, services (the "Services") relating to the following:

          (a) operations, including engineering, governmental relations, systems and procedures, information systems, data processing and other computer services, emergency assistance, education and training, technology assessment, research and development, construction, purchasing, safety, maintenance and consulting;

          (b) marketing, including strategy development, market analysis, competitive analysis, market planning, product policy, sales, advertising, pricing and customer relations;

          (c) human resources, including selection, hiring, labor relations, savings, retirement and other employee benefits, compensation, and incentive plans;

          (d) accounting, including internal auditing, accounting compliance, record keeping, consolidations, taxes, budgeting, and internal and external reporting;

          (e)  customer services, including billing, credit and collections;

          (f) finance, including financial planning and analysis, capital allocation, treasury, investment management, investor relations, acquisitions and other corporate development;

          (g) general administration, including corporate planning, security and risk management, insurance, real estate, printing, computer services, legal, public relations and other services; and

          (h)  other matters.

          Section 2.02. FURNISHING OF SERVICES. Unless TDS shall otherwise determine, or unless Services are provided pursuant to a separate written agreement between a member of the TDS Group and a member of the API Group relating to the specific services to be provided, Services provided hereunder to members of the API Group by members of the TDS Group shall be provided in conformity with the customary practices of the TDS Group for furnishing services to TDS and its Subsidiaries at the time the Services are provided. Services provided hereunder to the TDS Group by members of the API Group shall be provided on request of any officer of TDS desiring Services to be provided to the members of the TDS Group.

          Section 2.03. LIMITATION ON OBLIGATION TO PROVIDE SERVICES. Notwithstanding the provisions of Section 2.01, neither TDS nor API need make available any Services to the extent that doing so would unreasonably interfere with the performance by any employee of such employee's duties for such employee's employer or otherwise cause unreasonable burden to such employee's employer.

          Section 2.04. PAYMENT FOR SERVICES. Unless otherwise provided in a separate written agreement between a member of the TDS Group and a member of the API Group relating to specific services, Services provided to members of the API Group by members of the TDS Group shall be charged and paid for in conformity with the customary practices of the TDS Group for charging TDS's non-telephone company Subsidiaries (other than the members of the API Group) for Services at the time the Services are provided. For providing Services requested pursuant to Section 2.02, API shall be entitled to receive from TDS, upon presentation of reasonably detailed invoices therefor, payment for the salaries of its employees and agents assigned to render such Services (plus 40% of the cost of such salaries in respect of overhead) for the time spent rendering such Services (excluding unproductive travel time), determined on a per hour basis, and all travel and out-of-pocket expenses incurred by such employees in rendering such Services, but shall not be entitled to receive any other payment for such Services.

          Section 2.05. EQUIPMENT AND MATERIALS. API shall, and shall cause the other members of the API Group to, purchase materials and equipment from members of the TDS Group on the same basis as materials and equipment are purchased by members of the TDS Group from other members of the TDS Group.

          Section 2.06. INDEPENDENT ACCOUNTANTS. API shall, and shall cause the other members of the API Group to, engage the firms of independent public accountants either selected for them by TDS, or selected by the API audit committee and acceptable to TDS, for purposes of auditing the financial statements of the members of the API Group and providing tax, data processing and all other accounting services and advice. The foregoing shall not apply, however, in the case of a member of the API Group that is a partnership if the member of the API Group that is the partner of the partnership does not have the contractual right or power to select the firm of independent public accountants to be engaged by the partnership for the foregoing purposes.

          Section 2.07. TRANSFEREE OF API ASSETS. Without the prior written consent of TDS, API shall not, nor shall API permit any member of the API Group to, sell, merge or transfer assets or property representing more than 15% of the consolidated assets of the API Group as reflected on the most recent consolidated balance sheet of the API Group, unless the other party to the sale, merger or transfer agrees to be subject to the provisions of this Article II and enters into an appropriate agreement to that effect with TDS.

                                     ARTICLE III
                         ACCESS TO INFORMATION AND WITNESSES

          Section 3.01. INFORMATION AND WITNESSES TO BE MADE AVAILABLE. For purposes of this Article III, the term "Information" means any books, records, contracts, instruments, data, facts and other information in the possession or under the control of either the members of the TDS Group or of the API Group necessary or desirable for use in legal, administrative or other proceedings and, in the case of Information to be provided by the API Group to TDS, for auditing, accounting and tax purposes. TDS shall provide to API and API shall provide to TDS, upon the other's written request, at reasonable times, full and complete access to, and duplication rights with respect to, any and all such Information as the other may reasonably request and require, and TDS shall use its best efforts to make available to API, and API shall use its best efforts to make available to TDS, upon the other's written request, the officers, directors, employees and agents of the members of the TDS Group and of the API Group, respectively, as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which members of the API Group or members of the TDS Group, as the case may be, may from time to time be a party.

          Section 3.02. LIMITATIONS ON OBLIGATIONS TO PROVIDE ACCESS TO INFORMATION AND WITNESSES. Notwithstanding the provisions of Section 3.01, neither TDS nor API need provide any Information or make available witnesses to the other (a) to the extent that doing so would (i) unreasonably interfere with the performance by any person of such persons's duties to the party to which a request under Section 3.01 is made or otherwise cause unreasonable burden to such party, (ii) result in a waiver of any attorney-client or work product privilege of such party or its legal counsel, (iii) require either TDS or API to provide any Information which relates to the subject matter of any legal, administrative or other proceeding in which any member of the TDS

Group and any member of the API Group are adverse parties, or (iv) result in any breach of any agreement with a third party; and (b) with respect to any legal, administrative or other proceeding which has been finally determined by any court or other body having jurisdiction and which shall not be subject to judicial review (by appeal or otherwise). Each party shall use reasonable efforts, if requested by the other, to obtain waivers of any provision of any agreement which restricts the provision of any Information, and shall use reasonable efforts to provide in any future agreements that Information may be provided to Affiliates of such party.

          Section 3.03.  PAYMENT FOR INFORMATION AND WITNESSES.

          (a) Subject to the provisions of paragraph (b) of this Section, the party providing Information or making available witnesses pursuant to Section
3.01 shall be entitled to receive from the other party payment on the same basis as the party is entitled to receive payment for Services rendered pursuant to
Article II hereof.

          (b) API shall provide Information and make available witnesses pursuant to Section 3.01 hereof free of charge in connection with (i) any legal, administrative or other proceeding in respect of, or any audit or investigation by any applicable taxing authority of, the consolidated tax returns of TDS which shall include within its scope any audit or investigation with respect to any member of the API Group; and (ii) any legal, administrative or other proceeding relating to or arising out of Information provided by any member of the API Group to TDS and included in or relied on in preparing TDS's consolidated financial statements, whether before, at or after the date hereof (audited or unaudited).

                                      ARTICLE IV
                            MAIL AND OTHER COMMUNICATIONS

          TDS and API each authorize the members of the other's Group to receive and open all mail, telegrams, packages and other communications received by any member of its Group and not unambiguously intended for members of the other's Group or any of the officers, directors, employees and agents of any member of the other's Group specifically in their capacities as such, and to retain the same to the extent that they relate to the business of the receiving party. To the extent that any such mail, telegrams, packages and other communications so received does not relate to the business of the receiving party but does relate to the business of the other party's Group, or to the extent that they relate to both, the receiving party shall, unless a prior method for the delivery of such communications shall have been agreed upon between the parties, promptly contact the other party by telephone for the delivery instructions and such mail, telegrams, packages or other communications (or, in case the same is related to both businesses, copies thereof) shall promptly be forwarded to the other party in accordance with its delivery instructions.

                                      ARTICLE V
                                      LITIGATION

          Section 5.01. API LIABILITIES. With respect to any litigation, proceeding or investigation by or before any court or governmental agency or body which may be commenced or threatened against members of the TDS Group after the date hereof which arises out of or is based upon the past, present or future business or operations of members of the API Group but not the TDS Group, at TDS's option API and TDS will use their best efforts to have a member of the API Group substituted in the place of and for members of the TDS Group and to have members of the TDS Group removed as parties as promptly as is reasonably practicable. Pending such substitution, and in cases where such substitution cannot be effected, API shall promptly assume and direct the defense, prosecution and/or settlement of the claims involved, employing for this purpose counsel satisfactory to TDS, and shall pay all expenses related thereto. To the extent that any such expenses are paid by members of the TDS Group, API shall promptly reimburse each member therefor.

          Section 5.02. TDS LIABILITIES. With respect to any litigation, proceeding or investigation by or before any court or governmental agency or body which may be commenced or threatened against members of the API Group after the date hereof which arises out of or is based upon the past, present or future business or operations of members of the TDS Group but not the API Group, at API's option API and TDS will use their best efforts to have a member of the TDS Group substituted in the place of and for members of the API Group and to have members of the API Group removed as parties as promptly as is reasonably practicable. Pending such substitution, and in cases where such substitution cannot be effected, TDS shall promptly assume and direct the defense, prosecution and/or settlement of the claims involved, employing for this purpose counsel selected by TDS, and shall pay all expenses related thereto. To the extent that any such expenses are paid by members of the API Group, TDS shall promptly reimburse API therefor.

          Section 5.03. INDEMNIFICATION AND PARTICIPATION. The provisions of Sections 5.01 and 5.02 shall not limit or affect the indemnification provided by
Article VI, including the right of any indemnified party to participate in the defense of any action and the limitations on settlement rights.

          Section 5.04. FUTURE LITIGATION. Subject to Article VII, with respect to any litigation, proceeding and investigation which may arise subsequent to the date hereof and which may result in joint liability on the part of both TDS and API, TDS shall have the right to make all decisions regarding the defense thereof, the sharing of expenses in connection therewith and other matters relating to such litigation, proceeding and investigation, and API agrees to cooperate fully to implement any decision made by TDS in connection therewith and to pay its share of any liability, expense or loss arising out of or relating to such litigation, proceeding and investigation as the same shall be incurred.

          Section 5.05. AFFILIATES OF TDS AND API. As used in Section 5.04, TDS shall include any Affiliates of TDS (other than any member of the API Group) and API shall include any Affiliate of API (other than any member of the TDS Group).

                                      ARTICLE VI
                    ALLOCATION OF LIABILITIES AND INDEMNIFICATION

          Section 6.01.  TDS SECONDARY OBLIGATIONS.

          (a) With respect to all the guarantees and other obligations and liabilities of TDS (collectively, the "TDS Secondary Obligations") in connection with any indebtedness, lease, contract or other obligation in respect to which any member of the API Group is the party primarily liable and with respect to which TDS has obligations which are monetary in nature, including but not limited to those listed on
Schedule I hereto, but excluding any such indebtedness, lease, contract or other obligation incurred after January 1, 1994 at the specific request of TDS, API will use its best efforts to have TDS removed as such guarantor or obligor as promptly as practicable.

          (b) In addition to and not in substitution for the indemnity from API to TDS under Section 6.03(a) hereof, if TDS has not been removed as guarantor or obligor with respect to all the TDS Secondary Obligations by December 31, 1994, API shall pay TDS on December 31, 1994, and on each December 31 thereafter, an amount equal to one percent of the then present value of the maximum amounts TDS could be required to pay on account of all TDS Secondary Obligations. Such present value shall be determined by discounting such maximum amounts at a rate per annum equal to the Prime Lending Rate (as defined in that certain Revolving Credit Agreement dated as of January 1, 1994 (the "Revolving Credit Agreement") between API and TDS) in effect on the December 15 preceding the applicable December 31, compounded annually.

          (c) TDS agrees that it will not exercise any right that it has, acting either alone or together with another person, to become substituted, either alone or together with another person, as the lessee under any lease listed on Schedule I hereto, so long as API is not in breach of its obligations under paragraphs (a) and (b) of this Section 6.01, no event of default has occurred and is continuing under the lease, and no event of default has occurred and is continuing under the Revolving Credit Agreement.

          Section 6.02. OBLIGATIONS REGARDING CERTAIN AGREEMENTS. API will not, nor will it permit or cause any member of the API Group to, take or refrain from taking any action that would cause TDS or any of its Subsidiaries or Affiliates to breach, violate or be in default under any of the terms of any agreement or other instrument or obligation to which TDS or any of its Subsidiaries or Affiliates is a party or by which it or any of them or any of its or their properties or assets may be bound and of which API is given notice at any time. Schedule II lists those agreements of which API has been given notice as of the date of this Agreement.

          Section 6.03.  INDEMNIFICATION.

          (a) API shall indemnify and hold harmless each member of the TDS Group and any person who is or was a director, officer, employee or agent of any such member, or is or was serving at the request of any such member as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all losses, claims, damages and liabilities, and shall promptly reimburse them, as and when incurred, for any legal or other costs and expenses (including, without limitation, reasonable attorneys' fees, any amount paid in settlement of any litigation commenced or threatened, if such settlement is effected with the written consent of API, and any and all expenses reasonably incurred in investigating, preparing or defending any litigation, commenced or threatened, or any claim whatsoever or in enforcing API's obligations under this indemnity) arising out of or related in any manner to (i) the conduct by members of the API Group of their respective businesses prior to, on or after the date hereof (other than any such loss, claim, damage or liability resulting from TDS's gross negligence or willful misconduct); (ii) any breach by API of its representations, warranties and agreements made herein; or (iii) any TDS Secondary
Obligations.

          (b) TDS shall indemnify and hold harmless each member of the API Group and any person who is or was a director, officer or employee of any such member, from and against any and all losses, claims, damages and liabilities, and shall promptly reimburse them, as and when incurred, for any legal or other costs and expenses (including, without limitation, reasonable attorneys' fees, any amount paid in settlement of any litigation commenced or threatened, if such settlement is effected with the written consent of TDS, and any and all expenses reasonably incurred in investigating, preparing or defending any litigation, commenced or threatened, or any claim whatsoever) arising out of or relating in any manner to (i) the conduct by members of the TDS Group of their respective businesses prior to the date hereof (other than any such loss, claim, damage or liability resulting from API's gross negligence or willful misconduct); and (ii) any breach by TDS of its representations and warranties made herein.

          Section 6.04. PROCEDURE FOR INDEMNIFICATION. Each party indemnified under paragraph (a) or (b) of Section 6.03 shall, promptly after receipt of notice of the commencement of any action against such indemnified party in respect of which indemnity may be sought, notify the indemnifying party in writing of the commencement thereof. The omission of any indemnified party so to notify an indemnifying party of any such action shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity agreement contained in paragraphs (a) or (b) of Section 6.03, unless the indemnifying party was prejudiced by such omission, and in no event shall relieve the indemnifying party from any other liability which it may have to such indemnified party. In case any such action shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel satisfactory in any case to TDS. If the indemnifying party so assumes the defense thereof, it may not agree to any settlement of such action as the result of which any remedy or relief, other than monetary damages for which the indemnifying party shall be responsible hereunder, shall be applied to or against the indemnified party, without the prior written consent of the indemnified party. If the indemnifying party does not assume the defense thereof, it shall be bound by any settlement to which the indemnified party agrees, irrespective of whether the indemnifying party consents thereto. If any settlement of any claim is effected by the indemnified party prior to commencement of any action relating thereto, the indemnifying party shall be bound thereby only if it has consented in writing thereto. In any action hereunder, the indemnified party shall continue to be entitled to participate in the defense thereof, with counsel satisfactory to TDS, even if the indemnifying party has assumed the defense thereof, and the indemnifying party shall not be relieved of the obligation hereunder to reimburse the indemnified party for the costs thereof.

          Section 6.05. SURVIVAL OF INDEMNIFICATION; PRIOR KNOWLEDGE. The indemnification provisions of this Article VI shall survive the Offering and any investigation made at any time by either of the parties hereto. Actual prior knowledge by any indemnified party with respect to any matter as to which indemnification may be sought shall not constitute a defense to any indemnified party's rights to indemnification pursuant to the provisions hereof.

                                     ARTICLE VII
                                    LEGAL COUNSEL

          In any case where legal counsel is to be employed to represent the parties for any purpose under this Agreement, TDS shall have the right to select such counsel. The parties recognize that API shall have the right to request to discuss such selection with TDS. If in the judgment of TDS it would be appropriate to do so, TDS may select the same counsel to represent both parties in connection with any matter, and API hereby consents in advance to any such joint representation; PROVIDED, HOWEVER, that if any counsel selected for such joint representation is of the opinion at any time that, in light of the circumstances then existing, it would not be able to discharge its professional responsibilities properly in undertaking or in continuing such joint representation, then TDS shall select separate counsel to represent API in the matter. Except as otherwise specifically provided in Section 6.03(b), API shall be solely responsible for the fees and expenses of any separate counsel so selected, and TDS shall have no responsibility or liability whatsoever with respect thereto. If the parties use the same counsel, each of the parties shall be responsible for the portion of the fees and expenses of such counsel determined by such counsel to be allocable to each of the parties.

                                     ARTICLE VIII
                            REPRESENTATIONS AND WARRANTIES

          As an inducement to enter into this Agreement, each party represents to and agrees with the other that:

          (a) it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power to own, lease and operate its properties, to carry on its business as presently conducted and to carry out the transactions contemplated by this Agreement;

          (b) it has duly and validly taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

          (c) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect, and subject to equitable limitations on the availability of the remedy of specific performance); and

          (d) none of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the compliance with any of the provisions of this Agreement will (i) conflict with or result in a breach of any provision of its corporate charter or bylaws, (ii) breach, violate or result in a default under any of the terms of any agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or affecting any of its properties or assets.

                                    ARTICLE IX
                                  MISCELLANEOUS

          Section 9.01. MATTERS RELATING TO THE OFFERING. API shall pay all costs and expenses relating to the Offering. Each of the parties shall indemnify the other with respect to the Offering in the same manner as set forth in the Registration Rights Agreement between the parties dated as of the date hereof.

          Section 9.02. DISPOSAL OF API SECURITIES. TDS shall not dispose of any securities of API held by it if the disposition would directly cause any member of the API Group to lose any authorizations or licenses the loss of which would have a material adverse effect on the API Group taken as a whole.

          Section 9.03. TERMINATION. If, at any time after TDS becomes the owner of Series A Common Shares, par value $1.00 per share, of API, less than 500,000 Series A Common Shares are outstanding, either party may terminate the provisions of Article II hereof upon 60 days' written notice to the other party. All other provisions of this Agreement shall remain in effect indefinitely or until such time as the obligations of both parties hereunder shall have been fully discharged.

          Section 9.04. INJUNCTIONS. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Therefore, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

          Section 9.05. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In the event that any such term, provision, covenant, or restriction is so held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

          Section 9.06. ASSIGNMENT. Except, with respect to TDS, by operation of law or in connection with the sale or transfer of all or substantially all of the assets of a party hereto or of all or substantially all of the capital stock of API beneficially owned by TDS, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by either party hereto without the prior written consent of the other, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; PROVIDED, HOWEVER, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

          Section 9.07. FURTHER ASSURANCES. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, other regulatory or administrative agency, commission or similar authority and promptly provide the other with all such information as the other may reasonably request in order to be able to comply with the provisions of this sentence.

          Section 9.08. PARTIES IN INTEREST. Except for the rights of the parties indemnified pursuant to Sections 6.03(a) and (b) hereof, nothing in this Agreement expressed or implied is intended or shall be construed to confer any right or benefit upon any person, firm or corporation other than the parties and their respective Subsidiaries and permitted successors and assigns.

          Section 9.09. WAIVERS, ETC. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No amendment, modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing and signed by the chief executive officer or the chief financial officer of each party in the case of amendments or modifications, or by the chief executive officer or the chief financial officer of the waiving or consenting party, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

          Section 9.10. SETOFF. All payments to be made by either party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.

          Section 9.11. CHANGES OF LAW. If, due to any change in applicable law or regulations or the interpretation thereof by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated by this Agreement shall become impracticable or impossible, then the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

          Section 9.12. CONFIDENTIALITY. Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any legal action, each party shall keep strictly confidential and shall cause its employees and agents to keep strictly confidential, any information which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement; PROVIDED, HOWEVER, that such obligation to maintain confidentiality shall not apply to information which (a) at the time of disclosure was in the public domain not as a result of acts by the receiving party or (b) was in the possession of the receiving party at the time of disclosure.

          Section 9.13. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby. With respect to Services, the parties acknowledge that certain agreements relating to specific services to be provided and the terms of payment therefor have been, and may in the future be, entered into between members of the API Group and members of the TDS Group. Those agreements are not superseded by this Agreement; PROVIDED, HOWEVER, that if any of the provisions of those agreements shall conflict with any of the provisions of this Agreement (other than as specifically permitted by this Agreement), the provisions of this Agreement shall control.

          Section 9.14. HEADINGS. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

          Section 9.15. COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

          Section 9.16. NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, by telegram or sent by registered mail, postage prepaid to:

               TDS at:   30 North LaSalle Street
                         Suite 4000
                         Chicago, IL  60602-2507
                         Attention:  President

               with separate copies at such address to the attention of the Chief Financial Officer and the Corporate Secretary

               API at:   1300 Godward Street, N.E.
                         Suite 3100
                         Minneapolis, MN  55413-1767
                         Attention:  President

               with separate copies at such address to the attention of the Chief Financial Officer and the Corporate Secretary

or to such other address as any party may, from time to time, designate in a written notice given in a like manner. Any notice given under this Agreement shall be deemed delivered when received at the appropriate address.

          Section 9.17. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois applicable to contracts made and to be performed therein.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

                                        TELEPHONE AND DATA SYSTEMS, INC.

                                        By: /s/ LeRoy T. Carlson, Jr.
                                           --------------------------------
                                        Name: LeRoy T. Carlson, Jr.
                                             ------------------------------
                                        Title: President
                                              -----------------------------

                                        AMERICAN PAGING, INC.

                                        By: /s/ John R. Schaaf
                                           --------------------------------
                                        Name: John R. Schaaf
                                             ------------------------------
                                        Title: President
                                              -----------------------------







                    Signature Page of Intercompany Agreement
                          dated as of January 1, 1994

                                   SCHEDULE I
                     AGREEMENTS REFERRED TO IN SECTION 6.01

1. Obligations of TDS in connection with a letter of credit issued by LaSalle National Bank to support the lease of office space in Florida by API or its subsidiaries or affiliates.

                                  SCHEDULE II
                     AGREEMENTS REFERRED TO IN SECTION 6.02

1. The indenture dated as of February 1, 1991 (the "Indenture") between TDS and Harris Trust and Savings Bank, as trustee, and the debt securities and instruments issued and to be issued under the Indenture.